EXHIBIT 16.1

Kenne Ruan, CPA, P.C.	Phone: (203) 824-0441 Fax: (203) 413-6486
PO Box 4078, Woodbridge, CT 06525	Email: kruancpa@gmail.com

June 12, 2018

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

The undersigned, Kenne Ruan, CPA, P.C., previously acted as independent accountants to audit the financial statements of I-ON Communications Corp. (f/k/a Evans Brewing Company Inc.) (the “Company”). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated June 12, 2018 of the Company to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/Kenne Ruan, CPA, P.C.